UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 22, 2008

COMMERCE PLANET, INC.
(Exact Name of Small Business Issuer as Specified in Its Charter)

UTAH	333-34308	87-052057
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
30 South La Patera Lane, Suite 8 Goleta, California 93117
(Address of Principal Executive Offices)

(805) 964-9126
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry Into a Material Definitive Agreement.
Item 3.02     Unregistered Sales of Equity Securities.

In May 2006, Commerce Planet, Inc. (the “Company”) entered into executive stock award agreements (the “Stock Award Agreements”) with Michael Hill and Charles Gugliuzza, two former executive officers and current members of its board of directors, and in September 2006 and February 2007, issued to such persons, for nominal consideration, shares of the Company’s Series D convertible preferred stock (the “Series D Preferred”) as bonus compensation based upon the Company’s achievement of certain monthly gross sales revenues in fiscal 2006. As provided in the Stock Award Agreements, issuance of the Series D Preferred was in addition to the executives’ compensation under their employment agreements and being provided for past services and to incentivize future performance.

As previously reported by the Company in its Current Report on Form 8-K filed with the Securities and Exchange Commission on March 5, 2008, based upon their review of the Stock Award Agreements and the calculation of the number of shares of the Company’s common stock immediately issuable upon conversion of the Series D Preferred during its in-process 2007 audit, the Company’s current independent registered public accounting firm notified the Company that they believed that there were errors in the amount of stock-based compensation expense, which is a non-cash expense, recorded in the 2006 annual and quarterly financial statements and the 2007 quarterly financial statements, and that such 2006 and 2007 stock-based compensation expense could be increased by as much as approximately $3.45 million.

On May 22, 2008, the Company entered into a Settlement Agreement (the “Hill Settlement Agreement”) with Michael Hill pursuant to which the parties agreed to rescind the Stock Award Agreement with Mr. Hill and the issuance of the Series D Preferred to Mr. Hill. In addition, the Company and Mr. Hill agreed to forever settle, resolve, dispose and release each other from all claims, demands and causes of action asserted, existing or claimed to exist between the parties because of or in any way related to the Hill Stock Award Agreement, the issuance of the Series D Preferred, or all other compensation matters.

On May 22, 2008, the Company entered into a Settlement Agreement (the “Gugliuzza Settlement Agreement”) with Charles Gugliuzza and Olive Tree Holdings, LLC (“Olive Tree”), a California limited liability company managed and owned by Mr. Gugliuzza, pursuant to which the parties agreed to rescind the Stock Award Agreement with Mr. Gugliuzza and the issuance of the Series D Preferred to Mr. Gugliuzza. As part of such settlement, the Company agreed to issue to Olive Tree an aggregate of 1,800,000 restricted shares of common stock of the Company. In addition, the Company and Mr. Gugliuzza agreed to forever settle, resolve, dispose and release each other from all compensation claims, demands and causes of action asserted, existing or claimed to exist between the parties because of or in any way related to Mr. Gugliuzza’s employment relationships with the Company as a consultant and employee, and as associated with the terms within his 2005, 2006, 2007 and 2008 agreements that governed such positions, or all other compensation matters.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 23, 2008, Mr. Gugliuzza resigned as a member of the board of directors of the Company to pursue other endeavors.

Item 9.01     Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

          Not applicable.

(b) Pro forma financial information.

          Not applicable.

(c) Shell company transactions.

          Not applicable.

(d) Exhibits.

Exhibit Number	Description
10.1	Settlement Agreement dated as of May 22, 2008 by and between Commerce Planet, Inc. and Michael Hill.
10.2	Settlement Agreement dated as of May 22, 2008 by and among Commerce Planet, Inc., Olive Tree Holdings, LLC, and Charles Gugliuzza.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 28, 2008	COMMERCE PLANET, INC.

		By:	/s/ Tony Roth
		Name:	Tony Roth
		Title:	Chief Executive Officer